TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”) is entered into as of August 3, 2005 by and among Quincy Investments Corp., a Bahamas corporation with its principal executive offices located at 309 Terraces North, 47-111 Vintage Drive East, Indian Wells, California 92210(“Quincy”), Naturade, Inc., a Delaware corporation with its principal executive offices located at 14370 Myford Rd. #100, Irvine, California 92606 (“Naturade”), Symco, Incorporated, a Nevada corporation with its principal executive offices located at 2301 West Highway 89A, Suite 107, Sedona, Arizona 86336 (“Symco”), and Symbiotics, Inc.. an Arizona corporation with its principal executive offices located at 2301 West Highway 89A, Suite 107, Sedona, Arizona 86336 (“Symbiotics”). Quincy and Naturade may be refered to hereinafter individually as “Licensor” and collectively as “Licensors,” and Symco and Symbiotics may be refered to hereinafter individually as the “Licensee” and collectively as the “Licensees.”

RECITALS

A. Quincy, Symco and Symbiotics have entered into that certain Asset Purchase Agreement, dated as of July 22, 2005 (the “Purchase Agreement”); and Quincy, Naturade, Symco and Symbiotics have entered into that certain Assignment and Assumption Agreement, dated of even date herewith (the “Assignment Agreement”), pursuant to which Quincy has assigned to Naturade, and Naturade has assumed, the rights and obligations of Quincy under the Purchase Agreement as and to the extent provided in the Assignment Agreement.

B. As part of the transactions provided for in the Purchase Agreement and the Assignment Agreement, Licensors transferred its right title and interest in certain assets, including trademarks, to the Licensors.

C. Licensees desire to obtain a license with respect to a certain trademark transferred to Licensors, and Licensors agree to grant such license to Licensees, pursuant to the provisions of this Agreement.

D. This Agreement is the license agreement referred to in Section 2.02(g) and 2.03(e) of the Purchase Agreement.

NOW, THEREFORE, in consideration of the transactions provided for in the Purchase Agreement and the Assignment Agreement and the mutual provisions contained herein, the receipt and sufficiency of which are hereby acknowledged, Licensors and Licensees (hereafter collectively referred to as “the parties”) agree as follows:

1. Definitions. The capitalized terms used in this Agreement and not otherwise defined herein shall have the definitions set forth in this Section1.

(a) Intellectual Property Rights. The term “Intellectual Property Rights” means all United States and worldwide trademarks, service marks, trade names, trade dress, logos, copyrights, rights of authorship, inventions, patents, rights of inventorship, mask works, semiconductor chip rights, all applications, registrations and renewals in connection with any of the above, trade secrets, rights of publicity, privacy and/or defamation, rights under unfair competition and unfair trade practices laws, and all other intellectual and industrial property rights related thereto.

(b) Mark. The term “Mark” means the trademark “Age Defiance” which is the subject of United States application number 78345687, as the same may be modified, enhanced or amended from time to time, and shall include any such mark that is or becomes registered for use in the United States.

2. Grant of License. Each Licensor hereby grants to each Licensee an irrevocable, exclusive, perpetual (subject to Section 4), royalty-free and fully paid up, worldwide right and license to:

(a) Use, copy, modify, create derivative marks and exploit the Mark in any manner whatsoever related to the design, development, manufacture, use, service, support, marketing and sale of products via multi-level marketing channels (e.g., Amway); and

(b) Sublicense any of the rights granted hereunder with the prior written consent of Naturade, except that no such consent shall be necessary with respect to sublicense to an Affiliate (as defined in the Purchase Agreement) of Licensee.

3. Property Rights and Related Matters.

(a) Naturade’s Rights. Subject to the rights granted hereunder to each Licensee, Naturade shall solely own and have exclusive worldwide right, title and interest in and to the Mark, and to all modifications, enhancements and derivative works of the Mark made by or for Naturade, and to all Intellectual Property Rights related thereto. Licensees shall not challenge, contest or otherwise impair Naturade’s ownership of the Mark or the validity or enforceability of Naturade’s Intellectual Property Rights related to the Mark. Naturade has the right to modify or make derivative works of the Mark and to otherwise exploit the Mark, subject to the rights granted hereunder.

(b) Licensee’s Rights. Licensee shall solely own and have exclusive worldwide right, title and interest in and to all modifications, enhancements, and derivative works with respect to the Mark made by or for Licensee and to all Intellectual Property Rights related thereto. Naturade shall not challenge, contest or otherwise impair Licensee’s ownership of, or the validity or enforceability of, Licensees’ Intellectual Property Rights related thereto. Licensee has the right to exploit, modify and make derivative works of such modifications, enhancements and derivative works.

(c) Quality and Inspection. In order to protect the goodwill associated with the Mark, Licensees shall use the Mark only in accordance with prevailing industry standards, for the purpose of maintaining the quality of goods sold under the Mark. Licensees will permit duly authorized representatives of Naturade to inspect the premises of Licensees using the Marks at all reasonable times, for the purpose of ascertaining or determining compliance with the foregoing. Upon Licensors’ reasonable request, Licensees shall provide Licensors with samples of products, literature, brochures, or advertising material prepared by the Licensees for ensuring conformity with this license. When using the Mark under this Agreement, Licensees undertake to comply substantially with all laws pertaining to trademarks and commercial sales in force at any time, including compliance with marking requirements.

(d) Violations or Infringements. If it comes to the attention of either Licensors or Licensees that a third party has violated or infringed, or threatens to violate or infringe, the Marks, each party shall immediately notify the other and request the other’s participation and assistance to undertake all necessary and appropriate actions to terminate such violation or infringement.

(e) Indemnification. Each party hereto shall indemnify and hold the other parties hereto harmless from all claims, damages, liabilities, and/or lawsuits, including reasonable attorneys’ fees, arising from or relating to the sale of their respective products using the Mark or their Intellectual Property, or as a result of the breach of any of the material obligations under this Agreement, including all of those set forth in this Section 3.

4. Termination.

(a) Termination. Either party shall be entitled to terminate this Agreement on thirty (30) days’ prior written notice to the other party in the event the other party breaches a material obligation on its part to be performed hereunder and fails to cure such material breach within thirty (30) days of receiving written notice of such breach. Licensees’ failure to use reasonable commercial efforts to market products under the Mark during the three year period beginning on the date of this Agreement, or during any subsequent, rolling three-year period of this Agreement, shall be deemed a material breach of this Agreement. In the event of any termination pursuant to this Section 4(a), all rights in and to the Mark shall revert to the Licensors, without any payment of consideration by Licensors, and Licensees shall thereafter cease using the Mark and have no further rights in the Mark.

(b) Cumulative Rights and Remedies. All rights and remedies conferred upon, or reserved to, the parties in this Agreement shall be cumulative and shall be in addition to all other rights and remedies available to such parties at law or in equity or otherwise. Such rights and remedies are not intended to be exclusive of any other rights or remedies and the exercise by any party of any right or remedy herein shall be without prejudice to the exercise of any other right or remedy by such party provided herein or available at law or in equity.

5. Miscellaneous Provisions.

(a) Relationship of Parties. The relationship between the parties is only that of a licensor and licensee. Neither party is the agent or legal representative of the other party, and neither party has the right or authority to bind the other party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

(b) Governing Law and Venue. This Agreement shall be interpreted and enforced according to the laws of the State of California, without application of its conflict of law or choice of law rules. The parties hereto each, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the Counties of Los Angeles or Orange over any suit, action or proceeding arising out of or relating to this Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (iii) agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in the courts of the United States of America or the State of California (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment.

(c) Assignment. Neither party shall assign or transfer this Agreement (whether by operation of law or otherwise), or any portion thereof, without the other party’s prior written consent, except that Licensee shall have the right, without obtaining Naturade’s prior written consent, to assign or transfer the license and rights granted to it hereunder upon providing written notice to Naturade, to any person or entity that purchases or otherwise succeeds to all or any part of Licensee’s assets or businesses to which the license granted to it hereunder relates and who agrees in writing to be bound by all the terms of this Agreement.

(d) Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

(e) Waiver. The failure of either party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such failure or waiver is in writing.

(f) Severability. If any provision, or part thereof, of this Agreement is judicially declared invalid, void or unenforceable, each and every other provision, or part thereof, nevertheless shall continue in full force and effect, and the unenforceable provision shall be changed or interpreted so as best to accomplish the objectives and intent of such provision within the limits of applicable law.

(g) Attorney’s Fees. In the event a dispute arises regarding this Agreement, the prevailing party shall be entitled to its reasonable attorney’s fees and expenses incurred in addition to any other relief to which it is entitled.

(h) Notice. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile, or three business days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth in the first paragraph of this Agreement or, as to any party, such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

(i) Further Assurances. The parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

(j) Entire Agreement. This Agreement constitutes the entire agreement among the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether oral or written, regarding the subject matter hereof. This Agreement shall be modified or amended only by a writing signed by Naturade and Licensee.

(k) Recitals. The parties agree that each and every recital of this Agreement shall be a covenant and agreement as well as a recital of this Agreement.

(l) Authority. The party executing this Agreement on behalf of each Licensor and Licensee represents and warrants that such party has the authority from its respective governing bodies to enter into this Agreement and to bind its respective company to all the terms and conditions of this Agreement.

(m) Captions. The captions of the Sections in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have, through their duly authorized representatives, executed this Agreement as of the date set forth above.

QUINCY INVESTMENTS CORP.	SYMCO, INCORPORATED

By: /s/Peter H. Pocklington	By: /s/Douglas Wyatt
NATURADE, INC.	SYMBIOTICS, INC.
By: /s/Stephen M. Kasprisin	By: /s/Douglas Wyatt